Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Goodrich Corporation 2011 Equity Compensation Plan of our reports dated February 15, 2011, with respect to the consolidated financial statements of Goodrich Corporation and to the effectiveness of internal control over financial reporting of Goodrich Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Charlotte, North Carolina
April 21, 2011